PRUDENTIAL FlexGuard®
FLEXIBLE PREMIUM DEFERRED INDEX-LINKED AND VARIABLE ANNUITY (“B SERIES”)
PRUCO LIFE INSURANCE COMPANY
Supplement dated December 19, 2024
To
Prospectus dated July 1, 2024

This Supplement should be read in conjunction with the current Prospectus for your Annuity and should be retained for future reference. This Supplement is intended to update certain information in the Prospectus for the Annuity you own and is not intended to be a prospectus or offer for any other annuity that you do not own. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectus and Statement of Additional Information. If you have any questions or would like another copy of the current Annuity or Portfolio Prospectuses, please call us at 1-888-PRU-2888.
This Supplement contains information about the Prudential FlexGuard Index-Linked and Variable Annuity (“B Series”).
1.In the “Managing Your Account Value” section of the Prospectus, the third paragraph of the “TRANSFER AND REALLOCATION GUIDELINES – ANNUITIES WITH AN APPLICATION SIGN DATE ON OR AFTER JANUARY 18, 2022” subsection is revised by deleting the following sentences:
“For multi-year Index Strategy Terms, if you would like to reallocate all or a portion of the Performance Lock Value on an Index Anniversary Date, the Performance Lock must be executed at least 1 Valuation Day prior to that Index Anniversary Date. If an automatic Performance Lock occurs on an Index Anniversary Date that is not an Index Strategy End Date, then a reallocation will not be able to occur until the next Index Anniversary Date.”
2.In the “Managing Your Account Value” section of the Prospectus, the fifth paragraph of the “TRANSFER AND REALLOCATION GUIDELINES – ANNUITIES WITH AN APPLICATION SIGN DATE PRIOR TO JANUARY 18, 2022” subsection is revised and restated:
You may transfer out of an Index Strategy before the Index Strategy End Date, but you will do so at the Interim Value of the Index Strategy. See “Interim Value of Index Strategies” for more information. The funds transferred from an Index Strategy before the Index Strategy End Date may only be transferred to Variable Investment Subaccounts or the Holding Account, unless the reallocation occurs on an Index Anniversary Date.
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3.Appendix E is amended and restated as follows.
“APPENDIX E – FINANCIAL INTERMEDIARY CONTRACTUAL VARIATIONS"
Certain features of the Annuity as described earlier in this Prospectus are not available contractually from certain financial intermediaries. These contractual variations are listed below.

Intermediary	Features not available
Wells Fargo Clearing Services, LLC Wells Fargo Advisors FiNet, LLC
•Step Rate Plus Index Crediting Strategy
•Dimensional International Equity Focus Index
•Dual Directional Index Crediting Strategy: 1-Year, 10% Buffer Option; 6-year, 10% Buffer Option
•Point to Point Index Crediting Strategy: 3-Year, 10% and 20% Buffer Options; 6-Year, 30% Buffer Options
•Enhanced Cap Rate Index Crediting Strategy
•Tiered Participation Rate Index Strategy: 6-year, 5% Buffer Option

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE
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